Exhibit 5.1

April 1, 2024

Bowman Consulting Group Ltd.

12355 Sunrise Valley Drive

Suite 520

Reston, Virginia 20191

Ladies and Gentlemen:

We have served as special counsel to Bowman Consulting Group Ltd., a Delaware corporation (the “Company”), in connection with the filing on November 29, 2023, with the Securities and Exchange Commission (the “Commission”) of a shelf registration statement on Form S-3 (File No. 333-275786) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (A) the resale by certain selling stockholders (the “Selling Stockholders”) named in the Registration Statement from time to time of up to an aggregate of 340,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company and (B) the offering by the Company from time to time of up to $100,000,000, in aggregate offering price of the following securities: (i) shares of Common Stock of the Company, (ii) one or more series of preferred stock, par value $0.01 per share (the “Preferred Stock”), of the Company, (iii) one or more series of debt securities, of the Company, which may be either senior, senior subordinated or subordinated debt securities, (iv) warrants to purchase Common Stock and/or Preferred Stock (the “Warrants”), which may be issued under warrant agreements, to be dated on or about the date of the first issuance of the applicable Warrants thereunder, by and between the Company and a warrant agent to be selected by the Company; (v) rights to purchase Common Stock or Preferred Stock (the “Rights”), which may be issued pursuant to a rights agreement and certificates issued thereunder, to be dated on or about the date of the first issuance of the applicable Rights thereunder, by and between the Company and a rights agent to be selected by the Company; and (vi) units comprised of one or more shares of Common Stock, shares of Preferred Stock, Rights and Warrants, in any combination (the “Units”), which may be issued under unit agreements, to be dated on or about the date of the first issuance of the applicable Units thereunder, by and between the Company and a unit agent to be selected by the Company.

The Registration Statement was declared effective by the Commission on December 8, 2023. Reference is made to our opinion letter dated November 29, 2023 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the final prospectus supplement (the “Prospectus Supplement”) dated March 26, 2024 filed by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to (i) the offering by the Company of 1,323,530 shares of Common Stock (the “Firm Shares”) to the Underwriters (as defined below) and (ii) the offering by the Selling Stockholders of 147,058 shares of Common Stock (the “Selling Stockholder Shares”) to the Underwriters. The Company and the Selling Stockholders will also sell an aggregate of 220,588 shares of Common Stock (the “Option Shares,” and together with the Firm Shares and the Selling Stockholder Shares, the “Shares”) to cover over-allotments by the

Underwriters, upon the full exercise of their over-allotment option on March 27, 2024. The Shares are being sold by the Company to the several underwriters named in, and pursuant to, the Underwriting Agreement, dated as of March 26, 2024 (the “Underwriting Agreement”), by and among the Company, the attorney-in-fact on behalf of the Selling Stockholders and BofA Securities, Inc. and Robert W. Baird & Co. Incorporated, on their own behalf and as representatives of the several underwriters named in Schedule A thereto (the “Underwriters”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that, when issued and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Shares will be validly issued, fully paid, and nonassessable.

The opinion expressed above is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law) and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated April 1, 2024, which is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP